PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OMITTED PORTIONS ARE MARKED "***" AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                    EXHIBIT 10.1


                             COLLABORATION AGREEMENT

                  This Collaboration Agreement is made this August 25, 2000 ("Effective Date") by and between Enchira Biotechnology Corporation, 4200 Research Forest Drive, The Woodlands, Texas 77381 (formerly Energy BioSystems Corporation and hereinafter referred to as "ENBC") and Genencor International Inc., 925 Page Mill Road, Palo Alto, California 94304 (hereinafter referred to as "Genencor").

                                   WITNESSETH:

         WHEREAS, ENBC has developed and possesses expertise, know-how and intellectual property rights relating to "chimeragenesis" of divergent genes on transient templates and referred to as "ENBC's RACHITT Technology";

         WHEREAS, Genencor is engaged in the commercial manufacturing and marketing of Industrial Proteins in certain uses and applications and ENBC and Genencor have entered into that certain License Agreement dated effective as of May 17, 2000 (the "License Agreement") pursuant to which ENBC has licensed to Genencor certain rights to ENBC's RACHITT Technology for use by Genencor in such efforts;

         WHEREAS, the License Agreement contemplates that ENBC and Genencor shall enter into a definitive collaboration agreement setting forth the terms and conditions under which Genencor will fund certain development activities to be conducted by ENBC with respect to ENBC's RACHITT Technology; and

         WHEREAS, the parties intend for this Agreement to constitute the definitive collaboration agreement as defined in, and contemplated by the License Agreement.

         NOW, THEREFORE, ENBC and Genencor hereby agree as follows:

         1.       DEFINITIONS

                  The following definitions shall control the construction of each of the following terms wherever they appear in this Agreement:

                  1.1   "AGREEMENT" shall mean this Collaboration Agreement.

                  1.2 "AGREEMENT QUARTER" shall mean each three (3) month period during the Term as measured from the Initiation Date of work under the Development Program.

                  1.3 "DEVELOPMENT FUNDS" shall have the meaning set forth in Section 2.2(a).

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                  1.4   "DEVELOPMENT PROGRAM" shall mean the research and
development activities relating to the use of ENBC's RACHITT Technology for development of Genencor targets to be conducted by ENBC in collaboration with Genencor under this Agreement. A detailed Work Plan including objectives, R&D plan, staffing, timelines, deliverables of the Development Program is set forth on EXHIBIT A attached hereto and incorporated herein and may be amended from time to time with the written consent of the Parties.

                  1.5 "INITIATION DATE" shall mean the date ENBC initiates work under the Development Program.

                  1.6 "PARTY" shall mean either ENBC or Genencor, as appropriate, whereas the term "Parties" shall mean ENBC and Genencor jointly.

                  1.7 "STEERING COMMITTEE" shall have the meaning set forth in Section 2.4.

                  1.8 "BIOLOGICAL MATERIAL" shall mean material including strains, genes, vectors, plasmids, and other DNA sequence or constructs, libraries and the like, together with any progeny, mutants, derivatives or replicated forms thereof, and any information relating thereto.

                  All other capitalized terms shall have the meaning set forth in the License Agreement.

         2.       DEVELOPMENT COLLABORATION

                  2.1 SCOPE OF DEVELOPMENT COLLABORATION. The Parties hereby undertake to jointly carry out the Development Program in accordance with the Work Plan attached as EXHIBIT A hereto with the purpose of improving Genencor's Industrial Proteins within the Licensed and/or Option Fields. The Work Plan may be adjusted by the Parties from time to time as recommended by the Steering Committee.

                  2.2   FUNDING OF COLLABORATION BY GENENCOR.

                  (a) FUNDING. Subject to the terms and conditions set forth herein, Genencor shall fund ENBC the amount of One Million Dollars ($1,000,000) (the "Development Funds") as payment for the activities to be performed by ENBC under the Development Program, such amount to be paid in accordance with the terms of Section 2.2(b).

                  (b) PAYMENT. Genencor agrees to make quarterly installments of One Hundred Twenty-Five Thousand Dollars ($125,000) to ENBC, the first such installment being payable within ten (10) days of the Initiation Date and the remaining installments being payable within 10 days of the end of each Agreement Quarter until the payment in full of the Development Funds.

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                  (c)   STAFFING. Staffing levels will be mutually agreed to
by the Parties through the operation of the Steering Committee and based on the needs of the Development Program. It is expected that the overall annual level of personnel allocated by ENBC will be an average of three (3.0) full time equivalent (FTE) scientific personnel ("ENBC's Minimum Staffing"). ENBC will, at the end of each Agreement Quarter, provide Genencor a report confirming the man-months expended during the prior Agreement Quarter.

                  (d) GENENCOR COSTS. Genencor will pay all its own expenses for work on the Development Program, with no cost sharing by ENBC.

                  (e) PERFORMANCE. Payment of the Development Funds shall be a condition to ENBC's obligation to perform the work set out in the Development Program, and shall be a basis for termination of this Agreement by ENBC under Section 5.2 if such payments are not timely made. Adequate staffing at or above the ENBC Minimum Staffing level shall be a condition to Genencor's obligation to make payments pursuant to this Section 2.2, and shall be a basis for termination of this Agreement by Genencor under Section 5.2 if staffing is not adequately provided. Satisfactory performance of the work to be conducted by ENBC and timely delivery of the deliverables set forth for ENBC in the Work Plan shall be a condition to Genencor's obligation to make payments pursuant to this Section 2.2, and shall be a basis for termination of this Agreement by Genencor under Section 5.2.

                  2.3 PERFORMANCE OBLIGATIONS. The collaboration shall be conducted at and/or coordinated from the facilities of each Party under the direction and supervision of the Steering Committee. ENBC shall use reasonable commercial efforts to diligently carry out and perform its tasks and duties under the Development Program within the time periods set out in the Work Plan. Each Party shall be responsible for the administrative management and, subject to the funding obligations of Genencor under Section 2.2, fiscal control and all other expenses incurred by it for tasks and duties assigned to it in the Development Program. So long as the collaboration continues, ENBC shall periodically (at least quarterly) provide to Genencor and the Steering Committee progress reports summarizing the technical progress of ENBC's work. Notwithstanding any other provision herein, provided ENBC shall have used reasonable commercial efforts to perform its tasks and duties under the Development Program as herein required, ENBC shall not be liable for any failure to achieve its objectives described in the Work Plan on a timely basis or at all.

                  2.4   STEERING COMMITTEE.

                  (a) MEMBERSHIP. A committee (the "Steering Committee") consisting of two (2) members appointed by ENBC and two (2) members appointed by Genencor shall be established in order to monitor and coordinate the joint collaboration efforts under this Agreement including the Development Program. Each Party has one (1) vote total on any matter within the scope of the Development Program coming before the Steering

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Committee. The Steering Committee may invite additional representatives from both parties to participate in meetings as deemed necessary and appropriate.

                  (b) RESPONSIBILITIES. The Steering Committee shall have general responsibility, subject to the provisions of Section 2.4(d) below, for directing the research efforts under the Development Program and for monitoring the work done under the Development Program. The Steering Committee shall in good faith discuss matters related, but not limited, to:

                        -      goals of the collaboration;
                               - setting of priorities and time frames for the performance of certain activities and deliverables outlined in the Work Plan;
                               -    possible changes to, expansion of or
                                    abandonment of the Work Plan;
                        -      possible conflicts of interest;
                               -    inclusion of any third parties or any
                                    intellectual property rights or know-how belonging to third parties in the project;
                               -    personnel requirements for each goal or
                                    project within the Development Program; and
                               -    funding requirements for each goal or
                                    project within the Development Program
                                    subject to the funding obligations set forth in this Agreement.

                  (c) MEETINGS. The Steering Committee shall hold meetings at such times and places as shall be determined by a majority of the entire membership of the Steering Committee, provided that in no event shall such meetings be held less frequently than once every quarter. Such meetings may be held in person or by telephone conference, provided that any decision made during a telephone conference is evidenced by a confirmed writing signed by one or more of the members of the Steering Committee from each Party.

                  (d) VOTES. Actions to be taken by the Steering Committee pursuant to the terms of this Agreement shall only be taken following the unanimous vote of the Steering Committee. The Steering Committee shall attempt to have all decisions approved by all members of the Steering Committee. If the Steering Committee is unable to reach a unanimous decision, such matters shall be referred to the management of each Party for consideration and action. While the Steering Committee may take actions to coordinate the efforts taken by each Party under the Development Program and to make recommendations concerning the matters set forth in Section 2.4(b), the Steering Committee shall not have any authority to enter into any contract or to amend the terms and condition of this Agreement or the License Agreement or incur any liability on behalf of either Party but shall be required to refer any such matters to, and obtain authorization from, the respective management of each Party. Notwithstanding the creation of the

Steering Committee, each Party shall retain the rights, powers and discretion granted to it under this Agreement and such Steering Committee shall not be delegated with any such rights, powers or discretion unless the Parties expressly agree in writing.

                  (e) EXPENSES. Each Party shall bear all expenses of its representatives related to the Steering Committee and the attendance at any meetings of the Steering Committee.

                  2.5   OWNERSHIP OF INTELLECTUAL PROPERTY.

                  (a) ENBC PATENTS AND KNOW-HOW. ENBC Patents and ENBC Know-How are and shall continue to be the sole and exclusive property of ENBC, subject to the licenses granted to Genencor pursuant to the License Agreement.

                  (b) IMPROVEMENTS AND ENBC FUTURE PATENTS. Any Improvements as defined in Section 1.12(ii) of the License Agreement and ENBC Future Patents claiming such Improvements, shall be owned solely by ENBC, regardless of the inventorship of such Improvements, subject to the licenses and options granted to Genencor pursuant to the License Agreement. Genencor agrees that it will, and does hereby, assign its rights to any such Improvements to ENBC and further agrees to otherwise cooperate in all respects in providing such other assistance to ENBC in the filing, prosecution, maintenance and/or enforcement of any ENBC Future Patents. ENBC agrees to reimburse Genencor for its reasonable expenses incurred in rendering such assistance.

                  (c) OTHER INVENTIONS. Genencor shall own any invention, discovery or development including any patent rights relating thereto developed under the Development Program that relate to inventions, discoveries or developments other than Improvements (Other Inventions), regardless of inventorship, including but not limited to those rights relating to Industrial Protein(s). ENBC agrees that it will, and does hereby, assign its rights to any such Other Inventions relating thereto to Genencor and further agrees to otherwise cooperate in all respects in providing such other assistance to Genencor in the filing, prosecution, maintenance and/or enforcement of any patents relating to such. Genencor agrees to reimburse ENBC for its reasonable expenses incurred in rendering such assistance.

                  (d) LICENSE TO CERTAIN OTHER INVENTIONS. Genencor will upon request by ENBC grant ENBC a non-exclusive, sublicenseable, worldwide, license under those Other Inventions (expressly excluding Industrial Protein inventions) for the manufacture, use and sale of products or processes developed or commercialized using RACHITT Technology for use and sale outside of the Licensed Field and Option Field(s). This license shall be royalty free for ENBC's internal research use of such Other Inventions and royalty bearing for commercialization by ENBC or its sublicensee of any product or process developed or commercialized using RACHITT Technology for use or sale outside the Licensed Field or elected Option Field(s).

                  2.6 PUBLICATION OF RESULTS. Neither Party shall be entitled to publish the results obtained under the Development Program, to the extent such results include a description of any technology rights or confidential information owned by the other Party, without the prior written approval of the other Party.

         3.       REPRESENTATIONS AND WARRANTIES

                  3.1   BY ENBC. ENBC represents and warrants to Genencor that:

                  (a)   it has the authority to enter into this Agreement;

                  (b) it has duly informed Genencor, prior to the Effective Date, of administrative or judicial proceedings, if any, contesting the inventorship, ownership, validity or enforceability of any element of the ENBC Patents and ENBC's RACHITT Technology; and

                  (c) as of the Effective Date, ENBC has no third party agreements which would be violated by the disclosure to Genencor of ENBC Know-How.

                  3.2 BY GENENCOR. Genencor represents and warrants to ENBC that it has the authority to enter into this Agreement and that this Agreement, including the disclosure to ENBC by Genencor of any of its proprietary and confidential information hereunder, does not conflict with the terms of any other agreement to which it is subject.

         4.       PATENT PROSECUTION/ENFORCEMENT

                  4.1 PATENT PROSECUTION. Prosecution, filing and maintenance of patents and patent applications relating to any Improvements and ENBC Future Patents developed under this Agreement shall be handled in accordance with the terms provided in Section 6.1 of the License Agreement.

                  4.2 PATENT ENFORCEMENT. In the event any Improvement developed pursuant to this Agreement becomes subject to any claim of infringement, the Parties shall comply with the terms of Sections 6.2, 6.3 and
6.4 of the License Agreement in such matters.

         5.       TERM AND TERMINATION

                  5.1 TERM. This Agreement shall become effective on the Effective Date and, subject to the earlier termination hereof in accordance with the provisions of this Section 5, continue for two (2) years.

                  5.2   TERMINATION DUE TO MATERIAL BREACH.

                  (a) If a Party to this Agreement commits a material breach of any provision of this Agreement and fails to remedy such breach within thirty (30) days after written notice thereof from the other Party stating the intent to terminate, the Party not in default may, at its option, terminate this Agreement by giving thirty (30) days prior written notice to the Party in default.

                  (b) If a Party to this Agreement terminates the License Agreement as a result of the other Party's commission of a material breach thereof and failure to cure same within the applicable terms of the License Agreement, the Party so terminating the License Agreement shall be permitted to terminate this Agreement.

                  5.3 GENENCOR TERMINATION OPTION. In the event Genencor elects to terminate the License Agreement in accordance with the provisions of
Section 9.3 thereof, Genencor shall have the right to terminate this Agreement. ENBC shall not be required to refund any previously paid Development Funds upon any termination of this Agreement by Genencor pursuant to this Section 5.3.

                  5.4   EFFECT OF TERMINATION.

                  (a)   If Genencor terminates this Agreement pursuant to
Section 5.2 or 5.3, Genencor shall pay to ENBC all installments of the Development Funds due and payable as of the effective date of termination with the Development Fund payment accruing for the Agreement Quarter in which such termination occurs being paid on a pro rata basis through and including the effective date of termination. Except as otherwise provided in the preceding sentence, if Genencor terminates this Agreement pursuant to Section 5.2 or 5.3, Genencor shall have no further obligation to pay any additional Development Funds under this Agreement.

                  (b) If ENBC terminates this Agreement pursuant to Section 5.2, Genencor shall, in addition to any of the rights or remedies otherwise available to ENBC, pay to ENBC all installments of the Development Funds due and payable as of the effective date of termination with the Development Fund payment accruing for the Agreement Quarter in which such termination occurs being paid on a pro rata basis through and including the effective date of termination.

                  (c) Notwithstanding the expiration or sooner termination of this Agreement, the provisions contained in Sections 2.5 and 2.6 and Articles 6 and 7 of this Agreement shall continue to survive any such expiration or sooner termination of this Agreement.

                  (d) The termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, including damages arising from any breach hereunder.

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

         6.       CONFIDENTIALITY

                  6.1 In consideration of disclosure by either of the Parties to the other Party of confidential information in written or oral form or in the form of samples, the recipient and the recipient's Affiliates undertake for a period of ten (10) years from the date of disclosure to treat received information as strictly secret and therefore not to disclose it to any third party (except reliable employees and Affiliates and sublicensees under similar secrecy obligations), and to make no commercial use of it except for the purposes of this Agreement or except as otherwise specifically provided for herein. This obligation does not apply to:

                  (a) information which, at the time of disclosure, is already in the public domain;

                  (b) information which, after disclosure, becomes a part of the public domain by publication through no violation of this Agreement;

                  (c) information which the recipient is able to prove by competent written evidence to have been in the recipient's possession prior to any disclosure by the disclosing Party including, without limitation, any prior disclosure pursuant to the License Agreement;

                  (d) information which is hereafter lawfully disclosed by a third party to the recipient, which third party did not acquire the information under a still effective obligation of confidentiality to the disclosing Party;

                  I. information which is independently developed by or for a Party; and

                  (f) information originally disclosed orally which is not promptly confirmed in writing to the receiving party as being the confidential information of the disclosing party.

                  6.2 PRESS RELEASE. Provided neither Party is precluded from doing so, the Parties will endeavor to issue a joint press release after execution of this Agreement. Neither Party shall issue any other public statement concerning the existence or terms of this Agreement or any activities related hereto without consulting and agreeing with the other Party. However, each Party may disclose this Agreement or any activities related hereto without the other Party's approval if such approval has been requested but not received within forty-eight (48) hours and such party concludes, after consulting with its legal advisors, that it is required by law or regulatory or listing agency to disclose the transaction or part thereof.

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         7.       INDEMNIFICATION

                  7.1 BY ENBC. ENBC shall defend, indemnify and hold Genencor harmless against any liability, damage, loss, cost or expense, including legal fees arising out of or resulting from: (i) ENBC's breach of a material term of this Agreement; and (ii) ENBC's breach of any representation or warranty set forth in Section 3.

                  7.2 BY GENENCOR. Genencor shall defend, indemnify and hold ENBC harmless against any liability, damage, loss, cost or expense, including legal fees arising out of or resulting from: (i) Genencor's breach of a material term of this Agreement; and (ii) Genencor's breach of a representation or warranty set forth in Section 3.

                  7.3 NOTICE AND COOPERATION. If either party hereunder receives notice of any claim or of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in Section 7 hereof may apply:

                        7.3.1 the party seeking indemnification shall notify the indemnifying party of such fact within 14 days at the address noted in
Section 8.7; PROVIDED that the failure to so notify shall not release an indemnifying party of its obligation hereunder unless such failure shall be materially detrimental to the defense of any such action, proceeding or investigation; and

                        7.3.2 the party seeking indemnification shall cooperate with and assist the indemnifying party and its representatives in the investigation and defense of any claim and/or suit for which indemnification is provided.

                  7.4 DEFENSE AND SETTLEMENT. The indemnifying party shall control the defense of any claim and/or suit for which indemnification is provided under this Section 7. This agreement of indemnity shall not be valid as to any settlement of a claim or suit or offer of settlement or compromise without the prior written approval of the indemnifying party.

         8.       MISCELLANEOUS

                  8.1 FORCE MAJEURE. Each of the Parties hereto shall be excused from the performance of its obligations hereunder and shall not be liable for damages to the other in the event that such performance is prevented by circumstances beyond its effective control. Such excuse from performance shall continue for as long as the condition responsible for such excuse continues and for a period of thirty (30) days thereafter, provided that if such excuse continues for a period of one hundred and eighty (180) days, the Party whose performance is not being prevented shall be entitled to withdraw from this Agreement. For the purpose of this Agreement circumstances beyond the effective control of the Party which excuse said Party from performance shall include, without limitation, acts of God, enactments, regulations or laws of any government, injunctions or judgment of any court, war, civil commotion, destruction of facility or

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materials by fire, earthquake, storm or other casualty, labor disturbances and failure of public utilities or common carrier.

                  8.2 INDEPENDENT CONTRACTORS. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employment or joint venture relationship between the Parties. All activities by the Parties hereunder shall be performed by the Parties as independent parties. Neither Party shall incur any debts or make any commitment for or on behalf of the other Party except to the extent, if at all, specifically provided herein or subsequently agreed upon.

                  8.3 LIMITATION ON ASSIGNMENT. Except as provided herein, ENBC may not assign this Agreement nor any interest or obligation hereunder except with the prior written consent of Genencor, which consent shall not be unreasonably or untimely withheld. Either Party may assign this Agreement in connection with the sale or transfer of all or substantially all of its business to which this Agreement relates. Any permitted assignee shall assume all of the obligations of its assignor under this Agreement.

                  8.4 AMENDMENTS OF AGREEMENT. This Agreement may be amended or modified or one or more provisions hereof waived only by a written instrument signed by both Parties.

                  8.5 SEVERABILITY. In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement and the Parties to be invalid, illegal or unenforceable, such provisions shall be deleted in such jurisdiction; elsewhere this Agreement shall not be affected.

                  8.6 ARTICLE HEADINGS. The section headings contained in this Agreement are for convenience only and are to be of no force or effect in construing and interpreting this Agreement.

                  8.7 NOTICES. Any notice, report, request, approval, payment, consent or other communication required or permitted to be given under this Agreement shall be in writing and shall for all purposes be deemed to be fully given and received, if delivered in person or sent by registered mail, postage prepaid or by facsimile transmission to the respective parties at the following addresses:

                  If to ENBC:        Enchira Biotechnology Corporation
                                     4200 Research Forest Drive
                                     The Woodlands, Texas 77381
                                     Telefax: (281) 364-6112
                                     Attention: Paul G. Brown, III

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

                  If to Genencor:    Genencor International, Inc.
                                     925 Page Mill Road
                                     Palo Alto, CA 94304
                                     Attention:  Senior Vice President
                                     Commercial & Legal Affairs

                  Either Party may change its address for the purpose of this Agreement by giving the other Party written notice of its new address.

                  8.8 NON-WAIVER FOR FAILURE TO ENFORCE COMPLIANCE. The express or implied waiver by either Party of a breach of any provision of this Agreement shall not constitute a continuing waiver of other breaches of the same or other provisions of this Agreement.

                  8.9 APPLICABLE LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

                  8.10 AUTHORITY TO SIGN; COUNTERPARTS. Each person signing below and each Party on whose behalf such person executes this Agreement warrants that he, she or it as the case may be, has the authority to enter into this Agreement. This Agreement may be executed in one or more counterparts, each of which is an original but all of which, taken together, shall constitute one and the same instrument.

         9.       PROVISION OF BIOLOGICAL MATERIALS

                  9.1 Biological Material made available to a party ("Receiving Party") by the other party ("Delivering Party") is made available for research purposes within the Development Program only and shall not be used for any other purpose without the prior written consent of the Delivering Party. Biological Material provided hereunder will not be used for experiments in which human beings are subjected to the Biological Material, nor for research purposes other than the Development Program, for third parties, nor will Biological Material be transferred to any party outside the Receiving Party without the prior written consent of the Delivering Party. The Receiving Party obtains no rights or license in the transferred Biological Material nor may the Receiving Party file any patent applications claiming such Biological Material. The Receiving Party will handle such Biological Material in compliance with all laws, regulations and guidelines applicable to the Biological Material and its use. The Biological Material is experimental in nature, and is provided AS IS without any warranties with respect to performance or fitness for particular purpose, or to completeness and accuracy of information accompanying the Biological Material. The Receiving Party acknowledges that the Biological Material is provided AS IS and without any representation or warranty, express or implied unless otherwise agreed by the Parties.

                  IN WITNESS WHEREOF, this Collaboration Agreement has been entered into on the last date signed by the Parties below.

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                                        GENENCOR INTERNATIONAL, INC.


Date:                                   By:
     -----------------                     ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------


                                       ENCHIRA BIOTECHNOLOGY CORPORATION


Date:                                   By:
     -----------------                     ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------




















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                                    EXHIBIT A



                                      "***"
































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